Exhibit 1
10th December, 2007
New York Stock Exchange
New York
Dear Sirs,
Re : Postal Ballot Results
The Bank conducted a Postal Ballot under Section 192A of Indian Companies Act, 1956 read with the Companies (Passing of Resolution by Postal Ballot) Rules, 2001 and the results of the Postal Ballot have been announced today, 10th December 2007 at 5.00 p.m. (IST) which are as under
Results for Ordinary Resolution at Item No. 1
Appointment of Mr. Harish Engineer as Executive Director of the Bank

Number of valid postal ballot forms received	7979
Votes in favour of the Resolution	140025780
Votes against the Resolution	73282
Percentage of votes in favour of the Resolution	99.95%
Results for Ordinary Resolution at Item No. 2
Appointment of Mr. Paresh Sukthankar as Executive Director of the Bank

Number of valid postal ballot forms received	7944
Votes in favour of the Resolution	140019612
Votes against the Resolution	75079
Percentage of votes in favour of the Resolution	99.95%
Therefore, both the Ordinary Resolutions as mentioned in the Postal Ballot Notice dated 12th October 2007, have been passed with requisite majority. The said appointments are subject to the approval from Reserve Bank of India.
This is for your information and records.
Thanking you,
Yours faithfully,
For HDFC Bank Limited
Jagdish Capoor
Chairman